Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.8

LEASE AGREEMENT

Lessor: Yu Lin Co., Ltd.	(hereinafter referred to as “Party A”)

Lessee: Prologium Technology Co., Ltd.	(hereinafter referred to as “Party B”)

The Parties hereby agree to enter into this Lease Agreement (the “Agreement” or the “Lease”) under the following terms and conditions:

Article 1 Leased Premises (also referred to hereinafter as the “Factory Building”)

The leased premises are the 1st and 2nd floors and rooftop of the building owned by Party A and located at No. 6, Ziqiang 7th Road, Zhongyi Village, Zhongli District, Taoyuan City, with Land Parcel No. 3766-0000, Neili Section, and Building No. 00748-002. The building area is approximately 947.53 ping. The certificates of ownership for the land and building are attached hereto as Appendix 1. The leased area is shown as the yellow-highlighted portion in Appendix 1. The entire leased premises shall be leased to Party B on an “as-is” basis and in their existing condition.

Article 2 Lease Term

1.

The lease term as mutually agreed by Party A and Party B shall be five (5) years, commencing on February 1, 2024, and expiring on January 31, 2029. Upon expiration of the lease term, Party B shall vacate the Factory Building and return the same to Party A in a clean, orderly, and complete condition, and shall not evade such obligation or assert any right in opposition thereto.

2.

Prior to the expiration of this Agreement, if Party A intends to continue leasing the leased premises and Party B is willing to continue leasing the same, Party A and Party B shall handle the lease renewal procedures three (3) months prior to the expiration of this Agreement. Party B shall have a right of first refusal to lease the premises. If Party B fails to complete the renewal procedures within the aforesaid three-month period, Party B shall no longer enjoy such right of first refusal.

3.

During the term of this Agreement, neither Party shall have the right to terminate or rescind this Agreement prior to its expiration unless the other Party has committed a breach attributable to such Party. In the event that Party B unilaterally terminates or rescinds this Agreement prior to its expiration without authorization, Party A shall have the right to forfeit the security deposit and cash all rental payment checks already received, and no refund thereof shall be made. Such forfeiture and retention shall constitute the condition upon which Party A agrees to such early termination or rescission, and Party B shall have no objection thereto. In the event that Party A unilaterally terminates or rescinds this Agreement prior to its expiration without authorization, Party A shall, in addition to refunding to Party B all rent paid but not yet accrued and the security deposit, pay to Party B an additional amount equal thereto as liquidated damages. Such payment shall constitute the condition upon which Party B agrees to such early termination or rescission. Notwithstanding the foregoing, where either Party proposes an early termination or rescission of this Agreement, the other Party shall retain the right to refuse to consent to such proposed early termination or rescission.

Article 3 Rent

1.

During the lease term specified in the preceding Article (i.e., from February 1, 2024, to January 31, 2026), the monthly rent shall be NT$[***] (exclusive of tax), and NT$[***] (inclusive of tax). From February 1, 2026, to January 31, 2029, the monthly rent shall be NT$[***] (exclusive of tax), and NT$[***] (inclusive of tax). Party B shall not delay or refuse payment for any reason whatsoever.

2.	Rent Payment Schedule

Date of Receipt by Party A	Rental Period Covered	Check Due Date	Amount per Check	Number of Checks
On the date of execution of this Agreement	Feb. 1, 2024 – Jan. 31, 2025	The 1st day of each month	[***]	12
Nov. 1, 2024	Feb. 1, 2025 – Jan. 31, 2026	The 1st day of each month	[***]	12
Nov. 1, 2025	Feb. 1, 2026 – Jan. 31, 2027	The 1st day of each month	[***]	12
Nov. 1, 2026	Feb. 1, 2027 – Jan. 31, 2028	The 1st day of each month	[***]	12
Nov. 1, 2027	Feb. 1, 2028 – Jan. 31, 2029	The 1st day of each month	[***]	12

3.	Party A shall issue a Uniform Invoice to Party B on the first (1st) day of each month.

4.

If Party B fails to pay rent for two (2) months and still fails to make full payment within seven (7) days after receiving a demand for payment from Party A, Party A may terminate this Agreement and forfeit the security deposit, unless such non-payment is attributable to causes not attributable to Party B. Party B shall have no objection thereto.

5.

The current business tax rate is five percent (5%). In the event of any increase in the applicable tax rate, the rent shall be adjusted in accordance with the relevant tax laws, and the increased tax amount shall be borne by Party B.

6.

Upon execution of this Lease, Party B shall provide a security deposit in the amount of NT$[***]. The security deposit provided under the notarized Lease Agreement bearing Notarization No. 107 Taoyuan Court Notary Zi No. 004000134 shall continue to serve as the security deposit under this Agreement.

7.	Upon expiration of the lease term or termination of this Agreement, Party A shall return the security deposit to Party B without interest after Party B has completed all of the following:

(1)	Returning the leased premises to Party A after restoring the same to its original condition in accordance with Appendix 4;

(2)

Completing an on-site handover of the leased premises. If any damage to the leased premises is attributable to Party B (for example, damage to the epoxy flooring caused by improper use by Party B), Party B shall be responsible for repairing such damage and restoring the premises to their original condition in accordance with Appendix 4. However, Party B shall not be responsible for restoring normal wear and tear resulting from ordinary use of the leased premises, including, without limitation, faded or deteriorated wall paint, floor wear, and depreciation of items;

(3)	Having no outstanding default or unperformed obligations under this Agreement;

(4)

If Party B has used the leased premises as the registered address of its profit-seeking enterprise registration, factory registration, or any other registration, Party B shall complete the change of registered address (relocation) upon expiration of the lease term and provide Party A with the official government approval document evidencing such change of registered address (relocation);

(5)

If Party B has obtained any environmental permits or approvals, including but not limited to permits relating to waste, wastewater, exhaust emissions, air pollution, toxic substances, or similar matters, Party B shall complete all required deregistration or release from regulatory control and provide Party A with the official government approval document evidencing such deregistration or release from regulatory control.

8.

If soil testing is required in connection with the establishment, amendment, relocation, or cancellation of the Factory Registration Certificate for the leased premises, the soil testing agency shall be an Environmental Protection Administration-approved contractor designated by Party A. All testing costs shall be borne by Party B. However, upon the initial factory registration, if the soil testing results fail to meet the applicable standards and soil remediation, improvement, or corrective measures are required, all related costs shall be borne by Party A.

Article 4 Restrictions on the Use of the Leased Premises

1.

Without the prior written consent of Party A, Party B shall not assign, lease, sublease, transfer the leasehold interest, or otherwise permit any third party to use all or any part of the leased premises by any means whatsoever.

2.

During the lease term, excavation of the ground within the factory premises is strictly prohibited. If modifications to the factory building, system facilities, or partition installations are necessary, Party B shall provide Party A with a written description of the proposed modifications. Upon obtaining Party A’s prior written consent, Party B may carry out such modifications at its own expense; provided, however, that Party B shall not damage the existing building structure.

3.

During the lease term, Party B may use the existing water and electrical systems, rooftop facilities, pollution prevention equipment, and other fixtures attached to the factory building (as detailed in Appendix 4), and shall be responsible for the maintenance and safekeeping thereof.

4.

The leased premises shall not be used for any illegal purpose or for the storage of hazardous materials not required for Party B’s business operations, so as not to jeopardize public safety. Party B shall ensure the safety of personnel and shall provide regular training to personnel in the operation of firefighting equipment in order to effectively maintain public safety.

5.

Party B shall regularly assign personnel to clean and maintain the rooftop drainage system of the leased premises and ensure that it remains unobstructed at all times. Party B shall also implement appropriate disaster prevention measures to avoid accidents and property losses resulting from inadequate drainage during typhoon seasons and periods of heavy rainfall. Any such losses or liabilities shall be borne solely by Party B.

6.

Party B shall use the leased premises with the care of a good administrator. Except in cases of force majeure, including natural disasters, geological events, war, or similar circumstances, Party B shall be liable for all damages caused to the factory building or the equipment therein as a result of the intentional acts or negligence of Party B or any other users of the premises, including but not limited to: (i) fire; or (ii) excessive electricity consumption beyond the contracted capacity resulting in power outages or damage to electrical wiring or electrical equipment. If the leased premises require repairs due to damage to the building caused by natural disasters or due to defects inherent in the leased premises, Party A shall complete such repairs within thirty (30) days after receiving notice from Party B, unless the Parties have otherwise agreed upon the repair period. Any loss or damage to Party B’s equipment, property, or vehicles caused by natural disasters shall be borne by Party B.

7.

The installation, operation, and discharge of Party B’s air pollution control equipment and wastewater treatment equipment shall comply with all applicable laws and regulations so as not to adversely affect the surrounding environment. Party B shall conduct its business operations in full compliance with all applicable governmental laws and regulations, including, without limitation, environmental protection laws, labor laws, and public safety laws. Any fines, penalties, administrative sanctions, or other punitive measures imposed by the competent authorities as a result of Party B’s violation thereof shall be solely borne by Party B.

8.

The firefighting equipment located within the leased premises shall be provided to Party B for use free of charge, and Party B shall be responsible for the maintenance and repair thereof. During the lease term, Party B shall comply with all applicable fire safety regulations, including conducting and filing annual fire safety inspections, with all related costs to be borne by Party B. Firefighting equipment, including fire extinguishers and fire hoses, shall be properly installed and maintained in accordance with applicable regulations to ensure the safety of the factory premises. Party B shall provide Party A with a copy of the fire safety inspection filing report within one (1) month after completion of each filing for Party A’s record retention. Any fines, penalties, administrative sanctions, or other punitive measures imposed by the competent authorities due to Party B’s failure to comply with the foregoing requirements shall be solely borne by Party B.

9.

Party A leases the leased premises to Party B in their existing condition and provides qualified firefighting equipment based on the existing partitions and layout of the premises. Party B may, in accordance with Section 4.2 hereof, carry out interior decoration works, including ceilings, suspended ceiling systems, light steel frame ceilings, wall finishes, and similar improvements. In such event, all fire detectors, fire sensors, and firefighting equipment shall remain exposed and accessible outside the decorative finishes at Party B’s sole cost and expense, and shall comply with all applicable fire safety regulations to maintain the safety of the factory building. Upon termination or expiration of the lease, Party B shall remove all partitions and restore the firefighting equipment in accordance with Appendix 4 before returning the premises to Party A.

10.

During the lease term, Party B shall be responsible for conducting and filing the annual “Building Public Safety Inspection – Fire Prevention, Evacuation Facilities and Equipment Safety Inspection” and shall bear all related costs and expenses. Party A shall cooperate by providing relevant documents and reasonable assistance as required. Any fines, penalties, administrative sanctions, or other punitive measures imposed by the competent authorities due to non-compliance with the foregoing requirements shall be solely borne by Party B. Party B shall provide Party A with a copy of the inspection result notification within one (1) month after completion of each filing for Party A’s record retention.

11.

The factory building comprising the leased premises shall be insured against fire by Party A at its own expense, and Party B shall not procure such insurance for the building. Party B shall be solely responsible for procuring fire insurance for its goods, business assets, interior improvements, machinery and equipment, and all other persons, property, and interests associated with its operations. Party A and Party B agree, and shall ensure that their respective insurers agree, to waive all rights of subrogation. In the event of any insured loss, each Party shall seek recovery solely from its own insurer under its respective insurance policies. Neither Party nor its insurer shall assert any claim against the other Party. Party B shall provide Party A with a copy of the fire insurance certificate within one (1) month after obtaining such insurance for Party A’s record retention. If Party B fails to comply with the foregoing requirement, Party B shall be deemed to have voluntarily assumed all liabilities relating to fire insurance coverage and indemnification arising from any fire loss. If Party B’s insurer fails to waive its right of subrogation, then in the event of any insured loss, Party B’s insurer shall not be entitled to seek reimbursement, recovery, or compensation from Party A for any insurance proceeds paid. In the event that the insurance proceeds paid by Party B’s insurer are insufficient to fully compensate Party B for its loss, Party B agrees that it shall not seek recovery of the uninsured portion from Party A.

12.

Party A has installed a separate electricity meter for the use of Party B, with an electrical capacity of 200 kW. For electrical safety purposes, Party B shall not exceed the contracted electrical capacity. If Party B requires an increase in electrical capacity beyond 200 kW, Party B shall first obtain Party A’s prior written consent and shall provide Party A with its power utilization plan, as-built drawings, and manufacturer certificates for the relevant electrical equipment for record retention. All costs arising from any increase in the contracted electrical capacity shall be borne entirely by Party B. Party A shall provide relevant documents and reasonable assistance as required. Party A’s existing electrical facilities shall be provided to Party B for use free of charge. The existing emergency generator for fire protection purposes and transformer are currently operational and available for use.

13.

If Party B applies for any environmental permits or approvals, including but not limited to permits relating to waste, wastewater, exhaust emissions, air pollution, toxic substances, or similar matters, Party B shall first notify Party A. Party B shall provide Party A with a copy of each approved permit or approval within one (1) month after obtaining the same for Party A’s record retention.

14.

The leased premises are equipped with one (1) elevator, which is currently operational and has a load capacity of one (1) metric ton. If Party B elects to use the elevator, all costs associated with obtaining the elevator permit, maintenance, repair, and safety inspections shall be borne by Party B, and Party B shall use the elevator in a proper and normal manner.

15.

Party A has installed on the rooftop within Party B’s leased area a new electricity meter and a 1000A non-fuse circuit breaker for use by other tenants within the factory building. Such electrical facilities shall not be available for use by Party B, and Party B shall have no objection thereto.

Article 5 Default and Penalties

1.

If Party B fails to return the leased premises in accordance with this Agreement upon expiration of the lease term or termination of this Lease, Party B shall, commencing on the day immediately following the expiration of the lease term or termination of this Lease, pay to Party A a punitive liquidated damages amount equal to two (2) times the daily rent for each day until the factory building is returned to Party A.

2.

Except as otherwise expressly provided herein, if either Party breaches any provision of this Agreement, the non-breaching Party shall provide the breaching Party with written notice specifying a cure period of not less than thirty (30) days. If the breach is not cured within such period, the Parties shall, within fifteen (15) days thereafter, negotiate in good faith a solution to resolve the matter. Except for circumstances involving a violation of Section 2.3 or Section 3.4 hereof, and where the Parties fail to reach a resolution through the foregoing consultation procedure, Party A may elect to terminate this Agreement. Other than as provided above, Party A shall not arbitrarily terminate this Agreement.

3.

If either Party breaches this Agreement and thereby causes damage to the rights or interests of the other Party, including any claims for compensation, damages, penalties, fines, or other liabilities asserted by a third party, the breaching Party shall be liable for all damages suffered by the non-breaching Party. If Party B is the breaching Party, Party A may deduct the amount of such damages from the security deposit. If Party A is the breaching Party, Party A shall compensate Party B for the amount of such damages. In addition, if either Party becomes involved in litigation arising from the foregoing circumstances, all court costs, litigation expenses, and attorneys’ fees shall be borne by the Party determined by the court to be in breach of this Agreement.

4.

If Party B fails to return the leased premises upon expiration of the lease term, or fails to pay rent or liquidated damages in accordance with this Agreement, Party B agrees to be subject to compulsory enforcement by the court without further dispute.

5.

If Party B violates Section 4.1 of this Agreement, Party B shall, commencing on the date such violation occurs, pay to Party A punitive liquidated damages in an amount equal to two (2) times the daily rent for each day until the third party vacates the leased premises. The foregoing shall not apply to any affiliated company of Party B that has obtained Party A’s prior written consent.

6.

In the event of any dispute, claim, or litigation arising out of or relating to this Agreement, the Parties agree that the Taiwan Taoyuan District Court shall be the court of first instance having jurisdiction.

Article 6 Miscellaneous Provisions

1.

Party A is required to maintain the factory establishment registration for the leased premises under this Agreement (hereinafter referred to as the “Existing Registration”). However, if Party B requires the establishment of its own factory registration during the lease term, Party A agrees to cooperate in reducing the registered area under the Existing Registration to the extent necessary.

2.

Stamp tax shall be borne by each Party respectively. All land value taxes, house taxes, and other taxes assessed on the leased land and factory building shall be borne by Party A. During the lease term, monthly water charges, electricity charges, and wastewater treatment fees shall be calculated based on actual consumption. Maintenance fees charged by the Zhongli Industrial Park Service Center shall be calculated based on the leased floor area utilized by Party B. Party A shall provide the relevant payment notices and issue uniform invoices to Party B for tax reporting purposes.

3.

Electricity charges shall be calculated by Party A based on the following: contracted capacity charges (basic electricity charges); actual electricity consumption (variable electricity charges); and transformer power consumption, calculated at fifteen percent (15%) of actual electricity consumption. Any excess electricity usage beyond the contracted capacity shall be allocated and charged proportionately according to each user’s electricity consumption ratio. During the lease term, Party A shall engage a qualified electromechanical service company to perform the following services and shall bear all costs arising therefrom: (i) Registration of the electrical technician required for high-voltage electricity users; (ii) Annual inspection and reporting, and monthly general inspection reporting, of the high-voltage and low-voltage electrical equipment at the substation; (iii) Replacement of defective components and equipment of the high-voltage and low-voltage electrical systems at the substation; and (iv) Maintenance of all switchboards and electrical panels within the substation.

4.

With respect to monthly water charges, electricity charges, wastewater treatment fees, and Service Center maintenance fees, Party A shall provide Party B with the relevant payment notice and invoice no later than the twelfth (12th) day of the following month. Party B shall remit payment for the preceding month’s charges to the bank account designated by Party A (as set forth in Appendix 5) no later than the twentieth (20th) day of such month. For example, with respect to charges incurred in January, Party A shall provide the payment notice and invoice to Party B no later than February 12, and Party B shall pay the January charges no later than February 20. In the event of late payment, a late payment surcharge shall be imposed by reference to the surcharge standards applied by the Taiwan Water Corporation, the Taiwan Power Company, and the Zhongli Industrial Park Service Center.

5.

Security service fees shall be shared among the tenants of the factory premises in proportion to their respective leased floor areas. At present, Party B’s monthly share of the security service fee is NT$[***] (exclusive of tax). If the total security service fees increase or decrease, Party B’s monthly share shall be adjusted proportionately, and Party B shall have no objection thereto. Party A shall provide Party B with an invoice for the applicable month’s security service fee no later than the twelfth (12th) day of such month, and Party B shall remit payment for such month’s security service fee to the bank account designated by Party A (as set forth in Appendix 3) no later than the twentieth (20th) day of such month.

6.

Upon expiration of the lease term, or upon termination of this Agreement by Party A due to a breach by Party B, Party B shall restore the leased premises to their original condition in accordance with Appendix 4 and vacate the factory building. If Party B fails to vacate and return the leased premises in accordance with this Agreement within thirty (30) days after termination of the lease, Party A shall have the right to treat all property remaining in the leased premises by Party B as abandoned property and dispose of such property as waste. Party B shall have no objection thereto. All costs incurred for such removal and disposal shall be borne by Party B, and Party B agrees that Party A may deduct such costs from the security deposit. If the security deposit is insufficient to cover such costs, Party B shall pay the deficiency. If Party B terminates or rescinds this Agreement prior to its expiration, any forfeited security deposit shall not be applied toward the costs of restoration, removal, or disposal, and Party B shall be solely responsible for and pay in full all costs relating to the restoration of the factory building.

7.

Party B shall properly protect and maintain the trees, flower beds, and grassy areas located near the leased premises and shall not damage or destroy them, so as to preserve the public landscape and environment.

8.

Party B shall be solely responsible for the collection, removal, and disposal of its garbage and waste materials, and such collection, removal, and disposal shall comply with all applicable environmental protection laws and regulations.

9.

No goods, equipment, tools, materials, or other articles shall be placed or stored in stairwells or fire lanes. Such areas shall be kept unobstructed at all times to ensure safety. If Party A notifies Party B to remove any such items and Party B fails to do so, Party A shall have the right to dispose of such items without further notice, and Party B shall have no objection thereto. Any costs incurred in connection with such removal or disposal shall be borne by Party B. If the placement of goods, equipment, tools, materials, or other articles in stairwells or fire lanes, or the blocking of access routes, obstructs emergency evacuation and results in personal injury, death, or property damage, Party B shall be solely responsible for all resulting liabilities and losses.

10.

The right to use the open areas of the premises shall be shared peacefully among all tenants. The tenants’ shipping containers, vehicles, personnel, and all ingress to and egress from the factory premises shall comply with and be subject to the rules and instructions of Party A’s security personnel.

11.

Party A shall provide Party B with designated parking areas for automobiles and motorcycles (as shown in the yellow-highlighted area of Appendix 2). Party B’s personnel shall park automobiles and motorcycles in an orderly manner within the designated parking spaces. A total of eighteen (18) automobile parking spaces are provided, bearing Nos. 1–7, 41, 42, and 48–56. The parking area is provided solely for parking purposes. Party A shall not be responsible for the custody or safekeeping of any vehicles. In the event of any damage to vehicles or loss of property contained therein, Party B shall be solely responsible and shall not make any claim for compensation against Party A.

12.

Party B shall be solely responsible for applying for and obtaining connection to the wastewater collection and treatment system for the disposal and treatment of wastewater and sewage generated by its business operations and daily activities. All costs associated with the wastewater connection works shall be borne by Party B; provided, however, that Party A shall provide relevant documents and necessary assistance.

13.

In the event of any administrative inspection, audit, investigation, or site visit by the relevant authorities or institutions, including, without limitation, governmental agencies, municipal governments, fire departments, local tax bureaus, insurance companies, or financial institutions, Party B shall not refuse such inspection under the principle of good faith and shall cooperate with such authorities or institutions in conducting on-site inspections of the factory premises.

14.

If Party B stores any hazardous materials within the leased premises, Party B shall strictly comply with all applicable safety laws and regulations, conduct regular inspections and maintenance, and implement appropriate safety measures. Where necessary, Party B shall cooperate with inspections, visits, or investigations conducted by the relevant authorities or organizations, including, without limitation, the Ministry of Labor, fire departments, and industrial park service centers. Party B shall not refuse such inspections or visits under the principle of good faith. If any competent authority requires Party B to improve, relocate, or remove any equipment or facilities, Party B shall fully comply with such requirements. If Party B fails to comply with the foregoing requirements, such failure shall constitute a breach of this Agreement by Party B, and this Agreement shall be terminated immediately. Party A shall have the right to forfeit the security deposit, and Party B shall have no objection thereto.

15.	Non-Disturbance Upon Transfer of Ownership

Party A warrants that during the term of this Agreement, if Party A or the owner of the leased premises (including the building and land) transfers, assigns, or otherwise conveys all or any portion of the ownership of the building or land comprising the leased premises to any third party, or abandons all or any portion of such ownership, this Agreement shall remain valid and binding upon such third party. The foregoing shall also apply where all or any portion of the ownership of the building or land comprising the leased premises is transferred as a result of compulsory execution or other enforcement proceedings initiated by a third party. Party A further guarantees that any dispute concerning the payment or entitlement to rent arising from the foregoing circumstances shall be resolved solely between Party A and the third party involved in such dispute. If, as a result of any of the foregoing circumstances, Party B is unable to exercise its rights under this Agreement, the matter shall be handled in accordance with the latter part of Section 2.3 of this Agreement. In such event, Party A shall refund to Party B all rent paid but not yet accrued and the security deposit, and shall further pay Party B an additional amount equal thereto as punitive liquidated damages.

16.	All appendices attached hereto shall constitute an integral part of this Agreement and shall have the same force and effect as if fully set forth herein.

17.

The Parties shall jointly submit this Agreement for notarization before the Taiwan Taoyuan District Court for the protection of their respective rights and interests. The notarization fees shall be borne equally by Party A and Party B.

The Parties shall faithfully observe and perform all of the foregoing provisions. To evidence their agreement, this Agreement is executed in triplicate originals, with one original to be retained by Party A, one original to be retained by Party B, and one original to be retained by the Taiwan Taoyuan District Court.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARTIES:

PARTY A: Yu Lin Co., Ltd.

Representative: Chou Chih-Hui

Address:No. 2, Ziqiang 3rd Road, Zhongyi Village, Zhongli District, Taoyuan City 320, Taiwan

Uniform Business Number (UBN): 28651926

Tel: 03-461-3576

/s/ Chou Chih-Hui

PARTY B: Prologium Technology Co., Ltd.

Representative: Yang Szu-Nan

Address: No. 6-1, Ziqiang 7th Road, Zhongli District, Taoyuan City 320, Taiwan

Uniform Business Number (UBN): 28224797

Tel: 03-452-1991

/s/ Yang Szu-Nan

Date: December 21, 2023